Exhibit 99.4(b)

BOLT THREADS, INC.

2019 EQUITY INCENTIVE PLAN

RESTRICTED STOCK PURCHASE AGREEMENT

This Restricted Stock Purchase Agreement (the “Agreement”) is made and entered into as of [See Carta] (the “Effective Date”) by and between Bolt Threads, Inc., a Delaware corporation (the “Company”), and [See Carta] (“Purchaser”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Company’s 2019 Equity Incentive Plan, as may be amended from time to time (the “Plan”).

1.	PURCHASE OF SHARES.

1.1 Agreement to Purchase and Sell Shares. On the Effective Date and subject to the terms and conditions of this Agreement and the Plan, Purchaser hereby purchases from the Company, and the Company hereby sells to Purchaser, [See Carta] shares of the Company’s Common Stock (the “Shares”), at the price of [See Carta] per share (the “Purchase Price Per Share”) for a Total Purchase Price of [See Carta] (the “Purchase Price”). As used in this Agreement, the term “Shares” includes the Shares purchased under this Agreement and all securities received (a) in replacement of the Shares, (b) as a result of stock dividends or stock splits with respect to the Shares, and (c) in replacement of the Shares in a merger, recapitalization, reorganization or similar corporate transaction.

1.2 Payment. Purchaser hereby delivers payment of the Purchase Price as follows (check and complete as appropriate):

☐	in cash (by check) in the amount of $[See Carta], receipt of which is acknowledged by the Company.

☐	by ACH in the amount of $[See Carta], receipt of which is acknowledged by the Company.

☐	by cancellation of indebtedness of the Company owed to Purchaser in the amount of $[See Carta].

☐	by the waiver hereby of compensation due or accrued for services rendered in the amount of $[See Carta].

☐	by delivery of _________ fully-paid, nonassessable and vested shares of the Common Stock of the Company (“Common Stock”) owned by Purchaser free and clear of all liens, claims, encumbrances or security interests, valued at the current Fair Market Value of $___________ per share (a) for which the Company has received “full payment of the purchase price” within the meaning of SEC Rule 144, (if purchased by use of a promissory note, such note has been fully paid with respect to such vested shares), or (b) that were obtained by Purchaser in the open public market.

2.	DELIVERIES.

2.1 Deliveries by the Purchaser. Purchaser hereby delivers to the Company: (a) this completed and signed Agreement, and (b) the Purchase Price, paid by delivery of the form of payment specified in Section 1.2.

2.2 Deliveries by the Company. Upon its receipt of the Purchase Price, payment or other provision for any applicable tax obligations, if any, and all the documents to be executed and delivered by Purchaser to the Company as provided herein, the Company will issue an electronic certificate evidencing the Shares in the name of Purchaser in the Company’s records with the appropriate legends affixed thereto, to be placed in escrow as provided in Section 7.2 to secure performance of Purchaser’s obligations under Sections 5 and 6 until expiration or termination of the Company’s Repurchase Option and Refusal Right (as such terms are defined in Sections 5 and 6, respectively).

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to the Company as follows.

3.1 Agrees to Terms of the Plan. Purchaser has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.

3.2 Acknowledgment of Tax Risks. Purchaser acknowledges that there may be adverse tax consequences upon the purchase and the disposition of the Shares, and that Purchaser has been advised by the Company to consult a tax adviser prior to such purchase or disposition. Purchaser further acknowledges that Purchaser is not relying on the Company or its counsel for tax advice regarding Purchaser’s purchaser or disposition of the Shares or the tax consequences to Purchaser of this Agreement.

3.3 Shares Not Registered or Qualified. Purchaser understands and acknowledges that the Shares have not been registered with the SEC under the Securities Act, or with any securities regulatory agency administering any state securities laws, and that, notwithstanding any other provision of this Agreement to the contrary, the purchase of any Shares is expressly conditioned upon compliance with the Securities Act and all applicable state securities laws. Purchaser agrees to cooperate with the Company to ensure compliance with such laws.

3.4 No Transfer Unless Registered or Exempt; Contractual Restrictions on Transfers. Purchaser understands that Purchaser may not transfer any Shares unless such Shares are registered under the Securities Act or qualified under applicable state securities laws or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available. Purchaser understands that only the Company may file a registration statement with the SEC and that the Company is under no obligation to do so with respect to the Shares. Purchaser has also been advised that exemptions from registration and qualification may not be available or may not permit Purchaser to transfer all or any of the Shares in the amounts or at the times proposed by Purchaser. Purchaser further acknowledges that this Agreement imposes additional restrictions on transfer of the Shares.

3.5 SEC Rule 701. Shares that are issued pursuant to SEC Rule 701 promulgated under the Securities Act may become freely tradable by non-affiliates (under limited conditions regarding the method of sale) ninety (90) days after the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the SEC, subject to the lengthier market standoff agreement contained in Section 4 of this Agreement or any other agreement entered into by Purchaser. Affiliates must comply with the provisions (other than the holding period requirements) of Rule 144 which permits certain limited sales of unregistered securities. Rule 144 is not presently available with respect to the Shares and, in any event, requires that the Shares be held for a minimum of six (6) months, and in certain cases one (1) year, after they have been purchased and paid for (within the meaning of Rule 144). Purchaser understands that use of a promissory note as payment for the Shares may not be deemed to be “full payment of the purchase price” within the meaning of Rule 144 unless certain conditions are met and that, accordingly, the Rule 144 holding period of such Shares may not begin to run until such Shares are fully paid for within the meaning of Rule 144. Purchaser understands that Rule 144 may indefinitely restrict transfer of the Shares so long as Purchaser remains an “affiliate” of the Company or if “current public information” about the Company (as defined in Rule 144) is not publicly available.

3.6 Access to Information. Purchaser has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that Purchaser reasonably considers important in making the decision to purchase the Shares, and Purchaser has had ample opportunity to ask questions of the Company’s representatives concerning such matters and this investment.

3.7 Understanding of Risks. Purchaser is fully aware of: (a) the highly speculative nature of the investment in the Shares; (b) the financial hazards involved; (c) the lack of liquidity of the Shares and the restrictions on transferability of the Shares (e.g., that Purchaser may not be able to sell or dispose of the Shares or use them as collateral for loans); (d) the qualifications and backgrounds of the management of the Company; and (e) the tax consequences of investment in, and disposition of, the Shares.

3.8 Purchase for Own Account for Investment. Purchaser is purchasing the Shares for Purchaser’s own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act. Purchaser has no present intention of selling or otherwise disposing of all or any portion of the Shares and no one other than Purchaser has any beneficial ownership of any of the Shares.

3.9 No General Solicitation. At no time was Purchaser presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Shares.

3.10 SEC Rule 144. Purchaser has been advised that SEC Rule 144 promulgated under the Securities Act, which permits certain limited sales of unregistered securities, is not presently available with respect to the Shares and, in any event, requires that the Shares be held for a minimum of six (6) months, and in certain cases one (1) year, after they have been purchased and paid for (within the meaning of Rule 144), subject to the lengthier market standoff agreement contained in Section 4 of this Agreement or any other agreement entered into by Purchaser. Purchaser understands that Rule 144 may indefinitely restrict transfer of the Shares so long as Purchaser remains an “affiliate” of the Company or if “current public information” about the Company (as defined in Rule 144) is not publicly available.

4. MARKET STANDOFF AGREEMENT. Subject to the provisions of this Section, Purchaser agrees in connection with any registration of the Company’s securities under the Securities Act or other registered public offering that, Purchaser will not sell or otherwise dispose of any Shares without the prior written consent of the Company or such managing underwriters, as the case may be, for a period of time (not to exceed one hundred eighty (180) days) after the effective date of such registration requested by such managing underwriters and subject to all restrictions as the Company or the managing underwriters may specify for employee-stockholders generally; provided however, that if during the last seventeen (17) days of the restricted period the Company issues an earnings release or material news, or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the restricted period, then, if required by the underwriters or the Company, for so long as, and to the extent that, Rule 2711 or any successor rule of the Financial Industry Regulatory Authority applies, the restrictions imposed by this Section 4 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The restricted period shall in any event terminate two (2) years after the closing date of the Company’s initial public offering. For purposes of this Section 4, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Shares until the end of such period. Purchaser further agrees that the underwriters of any such registered public offering shall be third party beneficiaries of this Section 4 and agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing. Notwithstanding anything in this Section to the contrary, for the avoidance of doubt, the foregoing provisions of this Section shall not apply to any registration of securities of the Company (a) under an employee benefit plan or (b) in a merger, consolidation, business combination or similar transaction.

5. COMPANY’S REPURCHASE OPTION FOR UNVESTED SHARES. The Company, or (subject to Section 5.6) its assignee, shall have the option to repurchase all or a portion of the Purchaser’s Shares that are Unvested Shares (as defined below) on the Termination Date on the terms and conditions set forth in this Section (the “Repurchase Option”) if Purchaser is Terminated (as defined in the Plan) for any reason, or no reason, including without limitation, Purchaser’s death, Disability (as defined in the Plan), voluntary resignation or termination by the Company with or without Cause.

5.1 Termination and Termination Date. In case of any dispute as to whether Purchaser is Terminated, the Committee shall have discretion to determine in good faith whether Purchaser has been Terminated and the effective date of such Termination (the “Termination Date”).

5.2 Vested and Unvested Shares. Shares that are vested pursuant to the schedule set forth in this Section 5.2 are “Vested Shares.” Shares that are not vested pursuant to such schedule are “Unvested Shares.” On the Effective Date, [See Carta] of the Shares will be Unvested Shares (the “Initial Unvested Shares”). Provided Purchaser continues to provide services to the Company or any Subsidiary or Parent of the Company at all times from the Effective Date until each such date, the Unvested Shares will become Vested Shares according to the following schedule: [See Carta], until the earliest to occur of (a) the date all of the Shares are Vested Shares, (b) the Termination Date or (c) the date vesting otherwise terminates pursuant to this Agreement or the Plan. No fractional Shares shall be issued. No Shares will become Vested Shares after the Termination Date. The number of the Shares that are Vested Shares or Unvested Shares will be proportionally adjusted to reflect any stock split, reverse stock split or similar change in the capital structure of the Company as set forth in Section 2.2 of the Plan occurring after the Effective Date.

5.3 Exercise of Repurchase Option. At any time within ninety (90) days after the Purchaser’s Termination Date, the Company, or its assignee, may, at its option, elect to repurchase any or all the Purchaser’s Shares that are Unvested Shares on the Termination Date by giving Purchaser written notice of exercise of the Repurchase Option, specifying the number of Unvested Shares to be repurchased. Such Unvested Shares shall be repurchased at the Purchase Price Per Share, proportionately adjusted for any stock split, reverse stock split or similar change in the capital structure of the Company as set forth in Section 2.2 of the Plan occurring after the Effective Date (the “Repurchase Price”). The Repurchase Price shall be payable, at the option of the Company or its assignee, by check or by cancellation of all or a portion of any outstanding indebtedness owed by Purchaser to the Company and/or such assignee, or by any combination thereof. The Repurchase Price shall be paid without interest within the term of the Repurchase Option as described in the first sentence of this Section 5.3. The Company may, at its option, decline to exercise its Repurchase Option or may exercise its Repurchase Option only with respect to a portion of the Unvested Shares.

5.4 Right of Termination Unaffected. Nothing in this Agreement shall be construed to limit or otherwise affect in any manner whatsoever the right or power of the Company (or any Parent or Subsidiary of the Company) to terminate Purchaser’s employment or other relationship with Company (or the Parent or Subsidiary of the Company) at any time, for any reason or no reason, with or without Cause.

5.5 Additional or Exchanged Securities and Property. Subject to the provisions of Section  5.2 above, in the event of a merger or consolidation of the Company with or into another entity, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a recapitalization or a similar transaction affecting the Company’s outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed or issued with respect to, any Unvested Shares shall immediately be subject to the Repurchase Option. Appropriate adjustments shall be made to the price per share to be paid for Unvested Shares upon the exercise of the Repurchase Option (by allocating such price among the Unvested Shares and such other securities or property), provided that the aggregate purchase price payable for the Unvested Shares and all such other securities and property shall remain the same price that was original payable under the Repurchase Option to repurchase such Unvested Shares. Subject to the provisions of Section 5.2 above, in the event of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, the Repurchase Option may be exercised by the Company’s successor.

5.6 Assignment of Repurchase Right. The Company may freely assign the Company’s Repurchase Option, in whole or in part, provided that any person who accepts an assignment of the Repurchase Option from the Company shall assume all of the Company’s rights and obligations with respect to the Repurchase Option (to the extent so assigned) under this Agreement.

6. COMPANY’S REFUSAL RIGHT. Unvested Shares shall be subject to the restrictions on transfer and the granting of encumbrances thereon as provided in Section 7 hereof. Before any Vested Shares (as defined in Section 5 hereof) held by Purchaser or any transferee of such Vested Shares (either sometimes referred to herein as the “Holder”) may be sold or otherwise transferred (including, without limitation, a transfer by gift or operation of law), the Company and/or its assignee(s) will have a right of first refusal to purchase the Vested Shares to be sold or transferred (the “Offered Shares”) on the terms and conditions set forth in this Section (the “Refusal Right”).

6.1 Notice of Proposed Transfer. The Holder of the Offered Shares will deliver to the Company a written notice (the “Notice”) stating: (a) the Holder’s bona fide intention to sell or otherwise transfer the Offered Shares; (b) the name and address of each proposed purchaser or other transferee of Offered Shares (“Proposed Transferee”); (c) the number of Offered Shares to be transferred to each Proposed Transferee; (d) the bona fide cash price or other consideration for which the Holder proposes to transfer the Offered Shares to each Proposed Transferee (the “Offered Price”); and (e) that the Holder acknowledges this Notice is an offer to sell the Offered Shares to the Company and/or its assignee(s) pursuant to the Company’s Refusal Right at the Offered Price as provided for in this Agreement.

6.2 Exercise of Refusal Right. At any time within thirty (30) days after the date the Notice is effective pursuant to Section 9.2, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all (or, with the consent of the Holder, less than all) the Offered Shares proposed to be transferred to any one or more of the Proposed Transferees named in the Notice, at the purchase price, determined as provided in Section 6.3 below.

6.3 Purchase Price. The purchase price for the Offered Shares purchased under this Section will be the Offered Price, provided that if the Offered Price consists of no legal consideration (as, for example, in the case of a transfer by gift), then the purchase price will be the fair market value of the Offered Shares as determined in good faith by the Company’s Board of Directors. If the Offered Price includes consideration other than cash, then the value of the non-cash consideration, as determined in good faith by the Company’s Board of Directors, will conclusively be deemed to be the cash equivalent value of such non-cash consideration.

6.4 Payment. The purchase price for the Offered Shares will be paid, at the option of the Company and/or its assignee(s) (as applicable), by check or by cancellation of all or a portion of any outstanding indebtedness owed by the Holder to the Company (or to such assignee, in the case of a purchase of Offered Shares by such assignee) or by any combination thereof. The purchase price will be paid without interest within sixty (60) days after the Company’s receipt of the Notice, or, at the option of the Company and/or its assignee(s), in the manner and at the time(s) set forth in the Notice.

6.5 Holder’s Right to Transfer. If all of the Offered Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by the Company and/or its assignee(s) as provided in this Section, then the Holder may sell or otherwise transfer such Offered Shares to such Proposed Transferee at the Offered Price or at a higher price, provided that (a) such sale or other transfer is consummated within one hundred twenty (120) days after the date the Notice is effective pursuant to Section 9.2, (b) any such sale or other transfer is effected in compliance with all applicable securities laws, and (c) such Proposed Transferee agrees in writing that the provisions of this Section will continue to apply to the Offered Shares in the hands of such Proposed Transferee. If the Offered Shares described in the Notice are not transferred to such Proposed Transferee within such one hundred twenty (120) day period, then a new Notice must be given to the Company pursuant to which the Company will again be offered the Refusal Right before any Shares held by the Holder may be sold or otherwise transferred.

6.6 Exempt Transfers. Notwithstanding the foregoing, the following transfers of Vested Shares will be exempt from the Refusal Right: (a) the transfer of any or all of the Vested Shares during Purchaser’s lifetime by gift or on Purchaser’s death by will or intestacy to Purchaser’s “Immediate Family” (as defined below) or to a trust for the benefit of Purchaser or Purchaser’s Immediate Family, provided that each transferee agrees in a writing satisfactory to the Company that the provisions of this Section will continue to apply to the transferred Vested Shares in the hands of such transferee; (b) any transfer of Vested Shares made pursuant to a statutory merger or statutory consolidation of the Company with or into another entity or entities (except that, subject to Section 6.7, unless the agreement of merger or consolidation expressly otherwise provides, the Refusal Right will continue to apply thereafter to such Vested Shares, in which case the surviving entity of such merger or consolidation shall succeed to the rights of the Company under this Section); or (c) any transfer of Vested Shares pursuant to the winding up and dissolution of the Company. As used herein, the term “Immediate Family” will mean Purchaser’s spouse, the lineal descendant or antecedent, father, mother, brother or sister, child, adopted child, grandchild or adopted grandchild of Purchaser or Purchaser’s spouse, or the spouse of any of the above or Spousal Equivalent, as defined herein. As used herein, a person is deemed to be a “Spousal Equivalent” provided the following circumstances are true: (i) irrespective of whether or not the Purchaser and the Spousal Equivalent are the same sex, they are the sole spousal equivalent of the other for the last twelve (12) months, (ii) they intend to remain so indefinitely, (iii) neither are married to anyone else, (iv) both are at least 18 years of age and mentally competent to consent to contract, (v) they are not related by blood to a degree of closeness that which would prohibit legal marriage in the state in which they legally reside, (vi) they are jointly responsible for each other’s common welfare and financial obligations, and (vii) they reside together in the same residence for the last twelve (12) months and intend to do so indefinitely.

6.7 Termination of Refusal Right. The Refusal Right will terminate as to all Shares: (a) on the effective date of the first sale of Common Stock of the Company to the public pursuant to a registration statement filed with and declared effective by the SEC under the Securities Act or, if expressly approved by the Board as terminating the Refusal Right, under the laws of any other country having substantially the same effect (other than a registration statement relating solely to the issuance of Common Stock pursuant to a business combination or an employee incentive or benefit plan) or (b) on any transfer or conversion of Shares made pursuant to a statutory merger or statutory consolidation of the Company with or into another entity or entities if the common stock of the surviving entity or any direct or indirect parent entity thereof is registered under the Securities Exchange Act of 1934, as amended.

7. ADDITIONAL RESTRICTIONS UPON SHARE OWNERSHIP OR TRANSFER.

7.1 Rights as a Stockholder. Subject to the terms and conditions of this Agreement, Purchaser will have all of the rights of a Stockholder of the Company with respect to the Shares from and after the date that Shares are issued to Purchaser until such time as Purchaser disposes of the Shares or the Company and/or its assignee(s) exercise(s) the Refusal Right or the Repurchase Option. Upon an exercise of the Refusal Right or the Repurchase Option, Purchaser will have no further rights as a holder of the Shares so purchased upon such exercise, other than the right to receive payment for the Shares so purchased in accordance with the provisions of this Agreement, and the Purchaser will promptly surrender the stock certificate(s) evidencing the Shares so purchased to the Company for transfer or cancellation.

7.2 Escrow. As security for Purchaser’s faithful performance of this Agreement, Purchaser agrees, that immediately upon issuance of the electronic stock certificate(s) evidencing the Shares, the Secretary of the Company or such other designee of the Company (the “Escrow Holder”), is hereby appointed to hold such certificate(s) in escrow and to take all such actions and to effectuate all such transfers and/or releases of such Shares as are in accordance with the terms of this Agreement. Purchaser and the Company agree that Escrow Holder will not be liable to any party to this Agreement (or to any other person or entity) for any actions or omissions unless Escrow Holder is grossly negligent or intentionally fraudulent in carrying out the duties of Escrow Holder under this Agreement. Escrow Holder may rely upon any letter, notice or other document executed with any signature purported to be genuine and may rely on the advice of counsel and obey any order of any court with respect to the transactions contemplated by this Agreement. The Shares will be released from escrow upon termination of both the Refusal Right and the Repurchase Option.

7.3 Encumbrances on Shares. Without the Company’s prior written consent given with the approval of the Company’s Board of Directors, Purchaser may not grant a lien or security interest in, or pledge, hypothecate or encumber, any Unvested Shares.

7.4 Restrictions on Transfers. Unvested Shares may not be sold or otherwise transferred by Purchaser without the Company’s prior written consent. Purchaser hereby agrees that Purchaser shall make no disposition of the Shares (other than as permitted by this Agreement) unless and until:

(a) Purchaser shall have notified the Company of the proposed disposition and provided a written summary of the terms and conditions of the proposed disposition;

(b) Purchaser shall have complied with all requirements of this Agreement applicable to the disposition of the Shares, including but not limited to the Refusal Right, the Market Standoff and the Repurchase Option; and

(c) Purchaser shall have provided the Company with written assurances, in form and substance satisfactory to counsel for the Company, that (i) the proposed disposition does not require registration of the Shares under the Securities Act or under any state securities laws, and (ii) all appropriate actions necessary for compliance with the registration and qualification requirements of the Securities Act and any state securities laws, or of any exemption from registration or qualification, available thereunder (including Rule 144) have been taken.

Each person (other than the Company) to whom the Shares are transferred by means of one of the permitted transfers specified in this Agreement must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provisions of this Agreement and that the transferred Shares are subject to the Company’s Refusal Right or the Repurchase Option granted hereunder and the market stand-off provisions of Section 4 hereof, to the same extent such Shares would be so subject if retained by the Purchaser. In addition, Purchaser acknowledges and agrees that the Shares shall be subject to the restrictions on transferability and resale set forth in the Company’s Bylaws (as may be amended from time to time, the “Bylaws”).

7.5 Restrictive Legends and Stop-transfer Orders. Purchaser understands and agrees that the Company will place the legends set forth below or similar legends on any book-entries or electronic stock certificate(s) evidencing the Shares, together with any other legends that may be required by applicable laws, the Company’s Certificate of Incorporation or Bylaws, any other agreement between Purchaser and the Company or any agreement between Purchaser and any third party:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON PUBLIC RESALE AND TRANSFER, INCLUDING THE RIGHT OF FIRST REFUSAL AND THE REPURCHASE OPTION HELD BY THE ISSUER AND/OR ITS ASSIGNEE(S), AND A MARKET STANDOFF AGREEMENT, AS SET FORTH IN A RESTRICTED STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH PUBLIC SALE AND TRANSFER RESTRICTIONS INCLUDING THE RIGHT OF FIRST REFUSAL, THE REPURCHASE OPTION AND THE MARKET STANDOFF ARE BINDING ON TRANSFEREES OF THESE SHARES.

Purchaser also agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company will not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares have been so transferred.

7.6 Transfer Restrictions. Purchaser hereby agrees to be bound by any and all restrictions on transfers of securities as set forth in the Bylaws.

8. TAX CONSEQUENCES. PURCHASER UNDERSTANDS THAT PURCHASER MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF PURCHASER’S PURCHASE OR DISPOSITION OF THE SHARES. PURCHASER REPRESENTS (a) THAT PURCHASER HAS CONSULTED WITH ANY TAX ADVISER THAT PURCHASER DEEMS ADVISABLE IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE SHARES AND (b) THAT PURCHASER IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE. Purchaser hereby acknowledges that Purchaser has been informed that, with respect to Unvested Shares, unless an election is filed by Purchaser with the Internal Revenue Service (and, if necessary, the proper state taxing authorities) within 30 days after the purchase of the Shares electing, pursuant to Section 83(b) of the Internal Revenue Code (and similar state tax provisions, if applicable), to be taxed currently on any difference between the Purchase Price of the Unvested Shares and their Fair Market Value on the date of purchase, there will be a recognition of taxable income to Purchaser, measured by the excess, if any, of the Fair Market Value of the Unvested Shares, at the time they cease to be Unvested Shares, over the Purchase Price for such Shares. Purchaser represents that Purchaser has consulted any tax advisers Purchaser deems advisable in connection with Purchaser’s purchase of the Shares and the filing of the election under Section 83(b) and similar tax provisions. A form of Election under Section 83(b) is attached hereto as Exhibit 1 for reference. BY PROVIDING THE FORM OF ELECTION, NEITHER THE COMPANY NOR ITS LEGAL COUNSEL IS THEREBY UNDERTAKING TO FILE THE ELECTION FOR PURCHASER, WHICH OBLIGATION TO FILE SHALL REMAIN SOLELY WITH PURCHASER.

9. GENERAL PROVISIONS.

9.1 Successors and Assigns. The Company may assign any of its rights under this Agreement, including its rights to purchase Shares under the Refusal Right or the Repurchase Option. Neither Purchaser, nor any of Purchaser’s successors and assigns, may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement will be binding upon Purchaser and Purchaser’s heirs, executors, administrators, legal representatives, successors and assigns.

9.2 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time an electronic confirmation of receipt is received, if delivery is by email; (iii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iv) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (v) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. Any notice for delivery outside the United States will be sent by email, facsimile or by express courier. Any notice not delivered personally or by email will be sent with postage and/or other charges prepaid and properly addressed to Purchaser at the last known address or facsimile number on the books of the Company, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto or, in the case of the Company, to it at its principal place of business. Notices to the Company will be marked “Attention: Chief Financial Officer.” Notices by facsimile shall be machine verified as received.

9.3 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

9.4 Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement, together with all Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, between the parties hereto with respect to the specific subject matter hereof.

9.5 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

9.6 Execution. This Agreement may be entered into in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile and, upon such delivery, the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

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[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Restricted Stock Purchase Agreement to be executed by its duly authorized representative, and Purchaser has executed this Restricted Stock Purchase Agreement, as of the date first set forth above.

BOLT THREADS, INC.	PURCHASER

By:

Address:	Address:

Exhibit

Exhibit 1:	Form of Election Pursuant to Section 83(b)

EXHIBIT 1

FORM OF SECTION 83(B) ELECTION

ELECTION UNDER SECTION 83(b) OF THE
INTERNAL REVENUE CODE

The undersigned Taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income for the Taxpayer’s current taxable year the excess, if any, of the fair market value of the property described below at the time of transfer over the amount paid for such property, as compensation for services.

1.	TAXPAYER’S NAME:

TAXPAYER’S ADDRESS:

SOCIAL SECURITY NUMBER:

	TAXABLE YEAR:	Calendar Year _____

2.	The property with respect to which the election is made is described as follows: _______ shares of Common Stock, par value $0.0001 per share, of Bolt Threads, Inc., a Delaware corporation (the “Company”), which is Taxpayer’s employer or the corporation for whom the Taxpayer performs services.

3.	The date on which the shares were transferred was ____________________, _____.

4.	The shares are subject to the following restrictions: The Company may repurchase all or a portion of the shares at the Taxpayer’s original purchase price under certain conditions at the time of Taxpayer’s termination of employment or services.

5.	The fair market value of the shares at the time of transfer (without regard to restrictions other than a nonlapse restriction as defined in § 1.83-3(h) of the Income Tax Regulations) was $____ per share x __________ shares = $__________.

6.	The amount paid for such shares was $____ per share x __________ shares = $__________.

7.	The amount to include in the Taxpayer’s gross income for the Taxpayer’s current taxable year is $_________.

THIS ELECTION MUST BE FILED WITH THE INTERNAL REVENUE SERVICE (“IRS”), AT THE OFFICE WHERE THE TAXPAYER FILES ANNUAL INCOME TAX RETURNS, WITHIN 30 DAYS AFTER THE DATE OF TRANSFER OF THE PROPERTY, AND MUST ALSO BE FILED WITH THE TAXPAYER’S INCOME TAX RETURNS FOR THE CALENDAR YEAR. A COPY OF THE ELECTION HAS ALSO BEEN FURNISHED TO THE COMPANY. THE ELECTION CANNOT BE REVOKED WITHOUT THE CONSENT OF THE IRS.

Dated:
Taxpayer’s Signature